Exhibit 99.4
FINISAR CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
     The following unaudited pro forma condensed combined financial statements give effect to the merger of a wholly-owned subsidiary of Finisar Corporation (“Finisar”) with Optium Corporation (“Optium”) which was consummated on August 29, 2008. The merger was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Optium, based on their fair values as of the completion of the merger.
     An unaudited pro forma condensed combined balance sheet as of April 30, 2009 has not been presented as the merger had been consummated as of April 30, 2009, and the consolidated balance sheet of Optium as of that date was included in Finisar’s consolidated balance sheet. The unaudited pro forma condensed combined statement of operations for the year ended April 30, 2009 is presented as if the transaction had been consummated on May 1, 2008 and, due to the different fiscal period ends, combines the historical results of Finisar for the fiscal year ended April 30, 2009 and the historical results of Optium for the four months ended August 29, 2009, the date of the merger which results were derived from its audited financial statements for the fiscal year ended August 2, 2008 and from Optium’s books and records for the month ended August 29, 2009.
     The unaudited pro forma condensed combined statement of operations has been prepared by Finisar management for illustrative purposes only and is not necessarily indicative of the condensed consolidated results of operations in future periods or the results that actually would have been realized had Finisar and Optium been a combined company during the period. The unaudited pro forma condensed combined financial statements, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Finisar for the year ended April 30, 2009 and the historical consolidated financial statements of Optium for the year ended August 2, 2008 included as an Exhibit to Finisar’s Current Report on Form 8-K filed on October 7, 2009.
     There are no intercompany balances or transactions between Finisar and Optium. Certain reclassifications have been made so that historical amounts included in Optium’s financial statements conform to Finisar’s presentation.

1.

FINISAR CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the twelve months ended April 30, 2009

	12 Months	4 Months
	Ended	Ended
	April 30, 2009	August 29, 2008	Pro forma		Pro forma
	Finisar	Optium	Adjustments		Combined
	(in thousands, except per share data)
Revenues	$497,058	$51,992	$—		$549,050
Cost of revenues	352,096	43,695	(41	)(1)
			(283	)(2)	395,467
Impairment of acquired developed technology	1,248	—	—		1,248
Amortization of acquired developed technology	4,907	—	808	(4)	5,715

Gross profit	138,807	8,297	—		146,620

Operating expenses:
Research and development	80,136	9,385	(197	)(1)
			(330	)(2)	88,994
Sales and marketing	27,730	1,646	(50	)(1)
			(94	)(2)	29,232
General and administrative	35,818	12,431	(457	)(1)
			(236	)(2)
			(3,471	)(3)
			116	(5)	44,201
Acquired in-process research and development	10,500	—	(10,500	)(6)	—
Impairment of goodwill and other intangible assets	238,507	—	—		238,507
Amortization of purchased intangibles	2,145	—	764	(4)	2,909

Total operating expenses	394,836	23,462	—		403,843

Loss from operations	(256,029)	(15,165)	—		(257,223)

Interest income	1,762	2,149	—		3,911
Interest expense	(14,597)	—	—		(14,597)
Gain on convertible debt exchange	3,064	—	—		3,064
Other income (expense), net	(3,654)	—	—		(3,654)

Loss from continuing operations before income taxes	(269,454)	(13,016)	—		(268,499)
Provision for (benefit from) income taxes	(6,962)	191	—		(6,771)

Net loss from continuing operations	$(262,492)	$(13,207)	$—		$(261,728)

Net loss per share from continuing operations- basic and diluted	$(4.99)				$(4.42)

Shares used in computing net loss per share — basic and diluted	52,557				59,241
See accompanying notes.

2.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
     On August 29, 2008, the Company consummated the combination with Optium, a leading designer and manufacturer of high performance optical subsystems for use in telecommunications and cable TV network systems, through the merger of Optium with a wholly-owned subsidiary of the Company. The Company’s management and board of directors believe that the combination of the two companies created the world’s largest supplier of optical components, modules and subsystems for the communications industry and will leverage the Company’s leadership position in the storage and data networking sectors of the industry and Optium’s leadership position in the telecommunications and CATV sectors to create a more competitive industry participant. In addition, as a result of the combination, management expects to realize cost synergies related to operating expenses and manufacturing costs resulting from (1) the transfer of production to lower cost locations, (2) improved purchasing power associated with being a larger company and (3) cost synergies associated with the integration of components previously purchased in the open market by Optium. The Company has accounted for the combination using the purchase method of accounting and as a result has included the operating results of Optium in its consolidated financial results since the August 29, 2008 consummation date. The following table summarizes the components of the total purchase price (in thousands):

Fair value of Finisar common stock issued	$$242,821
Fair value of vested Optium stock options and warrants assumed	8,986
Direct transaction costs	2,431

Total preliminary purchase price	$254,238

     At the closing of the merger, the Company issued 20,101,082 shares of its common stock, valued at approximately $242.8 million, in exchange for all of the outstanding common stock of Optium. The value of the shares issued was calculated using the five-day average of the closing price of the Company’s common stock from the second trading day before the merger announcement date on May 16, 2008 through the second trading day following the announcement, or $12.08 per share. There were approximately 2,150,325 shares of the Company’s common stock issuable upon the exercise of the outstanding options, warrants and restricted stock awards that the Company assumed in accordance with the terms of the merger agreement. The number of shares was calculated based on the fixed conversion ratio of 0.783 shares of Finisar common stock for each share of Optium common stock. The purchase price includes $8.6 million representing the fair market value of the vested options and warrants assumed.
     The share and per-share data has been adjusted retroactively to reflect a one-for-eight reverse stock split of our Common Stock, effective September 25, 2009
     Direct transaction costs include legal, accounting and financial advisory fees and other external costs directly related to the merger.
Purchase Price Allocation
     The Company accounted for the combination with Optium using the purchase method of accounting. The purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date of August 29, 2008. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. The Company believes the fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions.

3.

     The total purchase price has been allocated to the fair value of assets acquired and liabilities assumed as follows (in thousands):
     Tangible assets acquired and liabilities assumed:

Cash and short-term investments	$31,825
Other current assets	64,234
Fixed assets	19,129
Other non-current assets	1,498
Accounts payable and accrued liabilities	(47,340)
Other liabilities	(973)

Net tangible assets	68,373
Identifiable intangible assets	25,100
In-process research and development	10,500
Goodwill	150,265

Total purchase price allocation	$254,238

     The Company also expects to recognize approximately $6.5 million of non-cash stock-based compensation expense related to the unvested options and restricted stock awards assumed on the acquisition date. This expense will be recognized beginning from the acquisition date over the remaining service period of the awards. The stock options and warrants were valued using the Black-Scholes option pricing model using the following weighted average assumptions:

Interest rate	2.17 - 4.5%
Volatility	47-136%
Expected life	1 - 6 years
Expected dividend yield	0%
Identifiable Intangible Assets
     Intangible assets consist primarily of developed technology, customer relationships and trademarks. Developed technology is comprised of products that have reached technological feasibility and are a part of Optium’s product lines. This proprietary know-how can be leveraged to develop new technology and products and improve our existing products. Customer relationships represent Optium’s underlying relationships with its customers. Trademarks represent the fair value of brand name recognition associated with the marketing of Optium’s products. The fair values of identified intangible assets were calculated using an income approach and estimates and assumptions provided by both Finisar and Optium management. The rates utilized to discount net cash flows to their present values were based on the Company’s weighted average cost of capital and ranged from 15% to 30%. This discount rate was determined after consideration for the Company’s rate of return on debt capital and equity and the weighted average return on invested capital. The amounts assigned to developed technology, customer relationships, and trademarks were $12.1 million, $11.9 million and $1.1 million, respectively. The Company expects to amortize developed technology, customer relationships, and trademarks on a straight-line basis over their weighted average expected useful lives of 10, 5, and 1 years, respectively. Developed technology is amortized into cost of sales while customer relationships and trademarks are amortized into operating expenses.

4.

In-Process Research and Development
     The Company expensed in-process research and development (“IPR&D”) upon the acquisition as it represented incomplete Optium research and development projects that had not reached technological feasibility and had no alternative future use as of the date of the merger. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features, and technical performance requirements. The value assigned to IPR&D of $10.5 million was determined by considering the importance of each project to the Company’s overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present values based on the percentage of completion of the IPR&D projects.
2. Pro Forma Adjustments
             The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations:
(1) To eliminate non-recurring accelerated stock-based compensation charges of Optium.
(2) To eliminate non-recurring D&O insurance write-off of Optium
(3) To eliminate non-recurring merger related expenses of Optium
(4) To record amortization of acquired identifiable intangible assets.
(5) To record amortization in fair market value step-up for acquired equipment.
(6) To eliminate the write-off acquired in-process research and development costs.
3. Pro Forma Earnings Per Share
     The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the weighted average number of shares of Finisar common stock outstanding and are adjusted for the number of shares that were issued.

Year Ended
April 30, 2009
(in thousands)
Basic weighted average shares outstanding	39,140
Shares issued by Finisar	20,101

Pro forma weighted average shares outstanding	59,241

5.